Exhibit 99.3

Hewitt Associates
100 Half Day Road Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.295.7634 www.hewitt.com

News and Information

For Immediate Release

August 5, 2008

Contacts:

Investors: Sean McHugh, (847) 442-8176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 442-6718, julie.macdonald@hewitt.com

Hewitt Associates Announces $500 Million in New Debt Financing

LINCOLNSHIRE, Ill.—Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today announced that it expects to finalize $500 million in new debt financing later this month. The financing consists of a $270 million five-year syndicated term loan and $230 million in privately-placed senior unsecured notes with maturities of 7 to 10 years. The weighted average pretax cost of the financing is expected to be approximately 6%.

Proceeds from the loan and note financings will be used for general corporate purposes, which could include, but are not limited to, the repayment of certain existing indebtedness, share repurchases, and future acquisitions.

The senior unsecured notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States except pursuant to an exemption from the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only to “accredited investors” (as defined in Rule 501 under the Securities Act). This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Hewitt Associates

For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #